Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600
wayne@iwsinc.com

For Immediate Release

IMAGEWARE SYSTEMS REPORTS 2004 FOURTH QUARTER RESULTS

- Company significantly narrows losses -

SAN DIEGO, Calif., March 21, 2005 — ImageWare® Systems, Inc. (AMEX: IW), a global leader in identity management solutions, today reported financial results for the fourth quarter ended December 31, 2004.

Revenues for the quarter ended December 31, 2004 were $3.5 million compared to $3.4 million in the year ago quarter.  The net loss for the fourth quarter was $0.9 million or $0.08 per share, compared with a net loss of $6.4 million, or $0.88 per share, for the same period a year ago.  In the third and fourth quarter of 2003 the Company took actions to reposition our foreign sales offices in Germany and Singapore to lower fixed costs and pursue significant international ID projects utilizing the Company’s software technologies as our primary differentiator.  These offices had historically emphasized the resale of third party merchandise (hardware and consumables) which generated lower gross margins than software (as a percentage of revenue) and required significant fixed costs for sales, service and support.  Revenues in the quarter from these two locations were $1.08 million below their levels in the same quarter of 2003.  This decrease was offset by fourth quarter sales of the Company’s IWS™ Biometric Engine software of approximately $978,000.

The loss from operations totaled $1,066,000 in the 2004 quarter as compared to $1,822,000 in the 2003 quarter.  Gross margins, which can fluctuate from period to period due to product mix were 58% of revenue in the quarter ended December 31, 2004 as compared to 43% for the same period last year.  The improvement is reflective of higher gross margins resulting from product mix containing higher percentages of software in 2004 and reduced operating costs at our foreign sales offices.  Cost cutting measures taken by the Company over the past year resulted in a decrease in overall operating expenses of $214,000 in the quarter compared to 2003.

The net loss for the period was $904,000 or $0.08 per share for the quarter compared with a net loss of $6,430,000 or $0.88 per share for the same period last year.  Included in the fourth quarter 2003 results was $4,637,000 in net interest expense related to debt discount, deferred financing fee amortization, and fair value accounting of the warrant liability.

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“We have made significant progress during the quarter. We increased sales significantly from the previous quarter while continuing to control operating expenses and introduce exciting new products. We are especially pleased with the enthusiastic response we are seeing in the market to our recently introduced IWS Biometric Engine,” said Jim Miller, ImageWare’s Chairman and CEO.  “We believe the IWS Biometric Engine will be the primary driver for revenue growth in 2005 not only from sales of the biometric engine, but also from the pull through of law enforcement, secure credential and digital photography revenues, all of which are seamlessly integrated with the IWS Biometric Engine.”  Miller added that in recent months the Company has seen the continued validation of ImageWare’s products and capabilities with the following achievements:

•                  The successful implementation and deployment of the Company’s IWS Biometric Engine and investigative platform solution for a division of the Mexican government. This solution will provide biometric identification and identity management solutions incorporating fingerprint, facial recognition, signature recognition and DNA.

•                  The continued integration of ImageWare’s Law Enforcement technologies for the Los Angeles County Sheriff’s Department (LASD) assisting LASD in streamlining their inmate photo identification process. The solution is used to produce LASD’s primary inmate identification and will aid in tracking inmate movement and preventing escapes or false releases.

•                  The adoption of the Company’s IWS Biometric Engine by General Dynamics as the platform for its federal biometric pilot project to test multiple biometrics within a single integrated environment.

•                  The attainment of FBI certification of the Company’s IWS™ Law Enforcement identity management solution, which includes the IWS Biometric Engine, providing integrated fingerprint and palmprint biometric management for civil and law enforcement use. Attaining this certification represents compliance with the FBI’s Integrated Automated Fingerprint Identification System (IAFIS) Image Quality Specifications (IQS).

•                  The execution of an exclusive distribution agreement with Argus Solutions, Ltd for the integration of the IWS Biometric Engine into the ARGUS suite of identity management products and the distribution of ImageWare’s Biometric Engine, Law

                        Enforcement and Secure Credential solutions in the Asia-Pacific region, excluding Japan and Korea which guarantees ImageWare a minimum of $1.4 million in license revenue from the region over the next 12 quarters.

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About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a global leader in identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada, Germany and Singapore. For more information visit www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward—looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward—looking statements represent management’s opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

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SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share amounts
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues
Product	$2,943	$2,835	$8,459	$13,471
Maintenance	531	582	2,064	2,762
Total Revenues	3,474	3,417	10,523	16,233

Cost of Revenue
Product	1,228	1,698	2,601	6,180
Maintenance	248	263	981	1,202

Gross Profit	1,998	1,456	6,941	8,851
	58%	43%	66%	55%
Operating Expenses
General & administrative	1,183	1,763	4,605	6,106
Sales and marketing	1,103	801	3,696	3,821
Research and development	606	482	2,575	1,921
Depreciation and amortization	172	232	719	924
Total Operating Expenses	3,064	3,278	11,595	12,772

Loss from operations	(1,066)	(1,822)	(4,654)	(3,921)

Interest (income) expense, net	(16)	4,637	5,172	6,960
Other income, net	(146)	(91)	(187)	(207)

Loss before income taxes	(904)	(6,368)	(9,639)	(10,674)

Income taxes	0	62	0	62

Net loss	$(904)	$(6,430)	$(9,639)	$(10,736)

Per share data - basic and diluted
Net loss	(0.08)	(0.88)	(0.83)	(1.81)

Basic and diluted common shares	11,978,657	7,331,891	11,739,819	5,953,801

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands
	December 31,	December, 31
	2004	2003
Assets:
Cash	$2,912	$578
Restricted cash and cash equivalents	106	155
Accounts receivable, net	1,450	1,950
Inventories	1,376	805
Other current assets	247	204
Property and equipment, net	510	635
Other assets	628	570
Intangible assets, net	764	1,211
Goodwill	5,298	5,298
Total Assets	$13,791	$10,816

Liabilities and Shareholders' Equity:
Current liabilities	$4,713	$3,312
Warrant Liability	—	3,460
Pension obligation	812	732
Shareholders' equity	8,266	3,312
Total Liabilities and Shareholders' Equity	$13,791	$10,816